Exhibit 99.2

Gulf Resources Announces Changes to Board Directors

s	Press Release

s	Source: Gulf Resources, Inc.

s	On Thursday June 25, 2009, 8:00 am EDT

NEW YORK & SHANDONG PROVINCE, China--(BUSINESS WIRE)--Gulf Resources, Inc. (OTCBB: GFRE - News) (“Gulf Resources” or the “Company”), a leading manufacturer of bromine, crude salt and specialty chemical products in China, today announced the resignation of Mr. Min Li as director of the Board of Directors, effective as of June 22, 2009.

Mr. Li resigned from the Board to devote more time to his duties as Chief Financial Officer of Gulf Resources. There were no disagreements between Mr. Li and the Company which resulted in his resignation.

Following the resignation of Mr. Li, the Company’s Board of Directors has seven members, of which four are independent. Effective as of June 22, the Company also established a Nominating and Corporate Governance Committee comprised of independent directors Shi Tong Jiang, Ya Fei Ji, and Richard Khaleel and a Compensation Committee comprising of independent directors Shi Tong Jiang, Ya Fei Ji, and Biagio Vignolo. The Company’s Audit Committee was established in October 2007 and is comprised of Shi Tong Jiang, Richard Khaleel, and Biagio Vignolo. Consequently, Gulf Resources’ Board meets the corporate governance standards of a senior exchange.

“We want to thank Mr. Li for his contribution to our Board and wish to emphasize that we continue to benefit from his experience as he continues in his position as CFO,” said Xiaobin Liu, Chief Executive Officer of Gulf Resources. “Now that our board is comprised of a majority of independent directors and we have established all required committees and adopted written charters for each, we aim to progress with our plans to list on a senior exchange.”

About Gulf Resources, Inc.

Gulf Resources, Inc. operates through two wholly-owned subsidiaries, Shouguang City Haoyuan Chemical Company Limited (“SCHC”) and Shouguang Yuxin Chemical Industry Co., Limited (“SYCI”). The Company believes that it is one of the largest producers of bromine in China. Elemental Bromine is used to manufacture a wide variety of compounds utilized in industry and agriculture. Through SYCI, the Company manufactures chemical products utilized in a variety of applications, including oil & gas field explorations and as papermaking chemical agents. For more information about the Company, please visit www.gulfresourcesinc.cn

Forward-Looking Statements

Certain statements in this news release contain forward-looking information about Gulf Resources and its subsidiaries business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. The actual results may differ materially depending on a number of risk factors including, but not limited to, the general economic and business conditions in the PRC, future product development and production capabilities, shipments to end customers, market acceptance of new and existing products, additional competition from existing and new competitors for bromine and other oilfield and power production chemicals, changes in technology, the ability to make future bromine asset purchases, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the Company's reports filed with the Securities and Exchange Commission. Gulf Resources undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.